UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   June 12, 2008

JESUP & LAMONT, INC.

(Exact name of Registrant as specified in its charter)

Florida	001-31292	59-3627212
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2170 West State Road 434,

Suite 100

                          Longwood, FL 32779

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code 407-774-1300

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On June 12, 2008, Jesup & Lamont, Inc. (“JLI”) entered into binding Subscription Agreements to sell an aggregate subscription amount of $1,000,000 to purchase a total of 969,696 shares of its Common Stock, par value $0.01 per share (“Common Stock”), and five-year warrants to purchase a total of 242,424 shares of its Common Stock. Each share of Common Stock was priced at $1.00, the closing price of the Common Stock on June 11, 2008. The warrants are exercisable after six months from the date of issue at a price of $1.20 per share, subject to limited antidilution protection for capital changes and similar events. The subscribers are to receive one warrant, priced at $0.125 per warrant, for each four shares of Common Stock subscribed. The Subscription Agreements were entered into pursuant to a private placement to accredited investors. Pursuant to the terms of the agreements, the investors have demand rights to register the purchased shares for resale on Form S-3. The closing of the transaction is subject to fulfillment of certain usual conditions.

The above sales were made for investment by accredited investors and will be issued without registration under the Securities Act of 1933, as amended, pursuant to the exemptions provided under sections 4(6) and 4(2) thereof, and pursuant to the exemption provided by Regulation D. All the securities are restricted securities and will bear a restrictive legend and be subject to stop transfer restrictions. None of the shares of common stock underlying the units will be issued until the American Stock Exchange has approved its listing.

The consummation of the transaction described above would bring the aggregate total unregistered sales of JLI’s equity securities sold since its report on Form 8-K under Item 3.02 thereof on May 19, 2008, to more than 5% of its outstanding common stock of the date of that report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Jesup & Lamont, Inc.

Dated: June 18, 2008	By:	/s/ Donald A. Wojnowski, Jr.
Donald A. Wojnowski, Jr.
President